EXHIBIT 99.1 News Release

HP Announces Organizational Changes

—	New structure aligns HP to better capitalize on strategic market opportunities

—	Livermore joins board of directors

—	Donatelli, Veghte, Zadak to report directly to HP CEO Apotheker

PALO ALTO, Calif., June 13, 2011 – HP today announced organizational changes that will more closely align its corporate structure with the strategy it announced in March.

The organizational changes will increase transparency for these business functions relative to the company’s strategic roadmap, sharpening the executive team’s focus on customer-facing businesses, further enabling opportunities for synergies across business units, and positioning HP for the opportunities it sees in the market. The company also announced that one of its most successful executives is joining the HP board of directors, and it has appointed executive sponsors for two of its most important growth markets.

Ann Livermore has been elected to the HP board. Her election reflects the success of her career as one of the IT industry’s most talented and respected executives. During her 29-year career with HP, Livermore has been instrumental in helping countless HP customers grow and transform their businesses. While she will step down from her day-to-day management of the HP Enterprise Business, Livermore will contribute valuable guidance to the organization as a member of the board. To effect a smooth transition, Livermore will continue to serve as interim lead for HP Enterprise Services and sponsor certain key accounts until a new services leader is named.

“Ann’s distinguished role as a leader of our largest business, deep relationships with our most important customers, institutional knowledge of the company and its employees, and insights on the technology industry will be tremendous assets to our board of directors,” said Ray Lane, non-executive chairman, HP board of directors. “On behalf of HP’s 320,000-plus employees, I would like to congratulate Ann on her election and offer our heart-felt gratitude for her long service and dedication to this company.”

Editorial Contacts

Mylene Mangalindan, HP
+1 650 236 0005
corpmediarelations@hp.com

Michael Thacker, HP
+1 650 857 2254
corpmediarelations@hp.com

HP Media Hotline
+ 1 866 266 7272
www.hp.com/go/newsroom

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Customer-facing business units to report to CEO
Elevating businesses most critical to customers and which play a key role in delivering on the opportunities the company sees as the IT industry evolves, Dave Donatelli, executive vice president, Enterprise Servers, Storage, Networking and Technology Services, and Bill Veghte, executive vice president, Software, will now report directly to Léo Apotheker, HP chief executive officer and president, giving their respective units greater visibility and support throughout the entire HP organization. Similarly, Jan Zadak, executive vice president, Global Sales, also will report to Apotheker, facilitating efforts to better leverage the full HP portfolio to deliver integrated solutions for customers and partners.

“These businesses play a vital role in our continued growth and success, and as such, Dave, Bill and Jan will report directly to me and help drive the overall direction for HP,” said Apotheker. “In our ongoing effort to accelerate our progress in executing our strategy, we will continue to make the necessary changes that streamline our operations, drive focus and agility, and position us for success.”

As part of the realignment to improve the company’s focus on customer-facing businesses, HP will streamline its administrative operations. HP will eliminate the chief administration officer role and broaden the role of its chief information officer. As a result, Pete Bocian, executive vice president and chief administrative officer, is leaving HP, effective immediately. The functions that make up that organization will be subsumed within other parts of HP. In addition, Randy Mott, executive vice president and chief information officer, is leaving HP effective immediately. The company will conduct a search for a successor. The company thanks Pete and Randy for their efforts and wishes them the best in their next endeavors.

Executives to sponsor key markets – China and India
As communicated in March, one of HP’s key priorities will be to deliver unique and innovative market-specific solutions to customers. Both China and India are critical markets to HP, and the company will increase its dedication to supporting these markets. To achieve this, in addition to their existing global business leadership roles, Todd Bradley, executive vice president, Personal Systems Group, will lead cross-business initiatives focused on expanding HP’s market share in China, and Vyomesh Joshi, executive vice president, Imaging and Printing Group, will lead similar efforts in India.

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About HP
HP creates new possibilities for technology to have a meaningful impact on people, businesses, governments and society. The world’s largest technology company, HP brings together a portfolio that spans printing, personal computing, software, services and IT infrastructure at the convergence of the cloud and connectivity, creating seamless, secure, context-aware experiences for a connected world. More information about HP (NYSE: HPQ) is available at http://www.hp.com.

This news release contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of HP and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to statements of the plans, strategies and objectives of management for future operations; any statements concerning expected development, performance or market share relating to products and services; any statements regarding anticipated operational and financial results; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include macroeconomic and geopolitical trends and events; the competitive pressures faced by HP’s businesses; the development and transition of new products and services (and the enhancement of existing products and services) to meet customer needs and respond to emerging technological trends; the execution and performance of contracts by HP and its customers, suppliers and partners; the achievement of expected operational and financial results; and other risks that are described in HP’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2011 and HP’s other filings with the Securities and Exchange Commission, including but not limited to HP’s Annual Report on Form 10-K for the fiscal year ended October 31, 2010. HP assumes no obligation and does not intend to update these forward-looking statements.

© 2011 Hewlett-Packard Development Company, L.P. The information contained herein is subject to change without notice. HP shall not be liable for technical or editorial errors or omissions contained herein.

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